UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 2, 2011

ASIA GREEN AGRICULTURE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-53343	26-2809270
(Commission File Number)	(IRS Employer Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province 353500, China
(Address of Principal Executive Offices)

(+86) 0599-2335520
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The board of directors (the “Board”) of Asia Green Agriculture Corporation, a Nevada corporation (the “Company”) increased its size to five (5) members and appointed Messrs. Cheng Sing Wai (Henry), Lum Pak Sum and Mak Ka Wing (Patrick) as directors to fill the vacancies created by such increase, effective September 1, 2011 (the “Effective Date”). In consideration of their services as directors, the Company intends to pay each new director HK$150,000, or approximately US$19,252 based on exchange rates as of September 5, 2011, in addition to reimbursement of reasonable expenses.

On the Effective Date, the Board also established an audit committee and adopted the Audit Committee Charter set forth in Exhibit 99.1 of this current report, and appointed Messrs. Cheng Sing Wai (Henry), Lum Pak Sum and Mak Ka Wing (Patrick) as members of the audit committee, with Mr. Cheng Sing Wai (Henry) as the chairperson of the audit committee, effective in each case immediately after the effectiveness of each one’s appointment to the Board.

On the Effective Date, the Board also established a compensation committee and adopted the Compensation Committee Charter set forth in Exhibit 99.2 of this current report, and appointed Messrs. Cheng Sing Wai (Henry), Lum Pak Sum and Mak Ka Wing Patrick as members of the compensation committee, with Mr. Lum Pak Sum as the chairperson of the compensation committee, effective in each case immediately after the effectiveness of each one’s appointment to the Board.

The Board believes, after relevant inquiry, that each of the members of the audit committee and compensation committee is an independent director as the term “independent” is defined by the rules of the Nasdaq Stock Market and the applicable rules of the US Securities and Exchange Commission.

The names of our incoming directors, as well as certain information about them, are set forth below:

Name	Age	Position(s)
Cheng Sing Wai (Henry) (1)	45	Director
Lum Pak Sum (2)	50	Director

Mak Ka Wing (Patrick) (3)	47	Director

(1)	Chairperson of audit committee and member of compensation committee
(2)	Chairperson of compensation committee and member of audit committee
(3)	Member of audit committee and compensation committee

Mr. Cheng Sing Wai (Henry) has been the Managing Director for BNS Concord CPA Limited in Hong Kong from 2005 to present. From 2004 to 2008, Mr. Cheng was appointed as the Company Secretary and Qualified Accountant for two listed companies in Hong Kong. From 1997 to 2005, Mr. Cheng served as the Audit Manager of an audit firm in Hong Kong. In 1993, Mr. Cheng joined the Hawaii State government as Internal and System Control Assistant. From 1995 to 1996, Mr. Cheng served as an Accountant with a local CPA firm in Honolulu, Hawaii. Mr. Cheng holds an accounting degree from Chu Hai College, Hong Kong and an MBA degree from Hawaii Pacific University, Honolulu. Mr. Cheng is a licensed CPA in the State of Washington, and he is a member of American Institute of CPAs. Also, Mr. Cheng has the CPA Practising Certificate in Hong Kong, and he is a member of Hong Kong Institute of CPAs and Society of Chinese Auditors and Accountants.

Mr. Lum Pak Sum holds a master degree in business administration from the University of Warwick, UK and a LLB (Honor) degree from the University of Wolverhampton, UK. He is currently a fellow member of the Hong Kong Institute of Certified Public Accountants and the Association of Chartered Certified Accountants, UK. Mr. Lum has over 20 years' experience in the financial field, the money markets and capital markets. Mr. Lum served as an independent non-executive director of Grand Field Group Holdings Limited (HKG: 115) from July 2004 to May 2008, China Star Film Group Limited (HKG: 8172) from September 2005 to December 2008 and Heng Xin China Holdings Limited (HKG: 8046) from June 2007 to November 2008. Currently, he also serves as an independent non-executive director of Waytung Global Group Limited (HKG: 21), Bestway International Holdings Limited (HKG: 0718), Asia Resources Holdings Limited (HKG: 899), Karce International Holdings Company Limited (HKG: 1159) and Radford Capital Investment Limited (HKG: 901).

Mr. Mak Ka Wing (Patrick) is a registered solicitor of the High Court of Hong Kong and a managing partner of Patrick Mak & Tse, Solicitors. Mr. Mak has over 10 years' legal experience as a practicing solicitor. He was awarded the Common Professional Examination Certificate in Laws by the University of Hong Kong in 1995 and was awarded his Postgraduate Certificate in Laws (P.C.LL) by the University of Hong Kong in 1998. Mr. Mak worked in Dublin, Ireland with Messrs. Donald T. McAuliffe & Co., Solicitors of Ireland from 1990 to 1991 and worked in London, England with Messrs. Sparrow & Trieu, Solicitors from 1991 to 1992. Mr. Mak currently also serves as an independent non-executive director of Karce International Holdings Company Limited (HKG 1159) and U-Right International Holdings Limited (Provisional Liquidators Appointed) (HKG: 0627).

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

Exhibit No.	Description
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter

___________________________
* Filed herewith

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GREEN AGRICULTURE CORPORATION

Date: September 8, 2011	By:	/s/ Tsang Yin Chiu Stanley
Tsang Yin Chiu Stanley
Chief Financial Officer